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                          Level 3 Communications, Inc.
                          ----------------------------
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[LEVEL (3) COMMUNICATIONS LOGO]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                  NEWS RELEASE


                   Open Letter to Stockholders Concerning the
                            Company's Proxy Statement



BROOMFIELD, CO, July 15, 2002 - Level 3 Communications, Inc. (Nasdaq:LVLT) issued the following statement, which can be attributed to Walter Scott, Jr., chairman of the Board of Directors, and James Q. Crowe, chief executive officer:

"Since issuing its proxy in June, the company has received a number of questions from stockholders seeking further clarification of its proxy, its requested amendment to the Stock Plan, and its overall compensation philosophy. We would like to take this opportunity to address the questions we have received about our compensation program and explain why we believe our program is in the best interest of our stockholders.

We thought it would be helpful to utilize a question and answer format. We have made an effort to thoroughly address the questions we have received from stockholders, and hope this clarification is helpful. Additionally, we look forward to answering any further questions with respect to our proxy statement during the question and answer session at our annual meeting on July 24, 2002.

Q: Why should stockholders vote affirmatively for the proposal to reserve an additional 50,000,000 shares?

A: We believe the ability to retain and motivate our existing employee-owners is critical to our continued success. We recommend that the stockholders approve the proposal because we believe that our compensation plan, particularly the equity-based incentive program, enables the company to attract and hire qualified employee-owners. More importantly, in today's market environment, we believe our Stock Plan allows us to retain and motivate existing employee-owners who we believe as owners, outperform employees who do not have equity participation



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opportunities. We believe our ability to differentiate the company from its competitors and aggressively pursue our business plan is a result of the caliber of our employee-owners.

Additionally, we believe this type of indexed option plan aligns our employee-owners' interests with the interests of our external stockholders more directly than a typical non-qualified stock option (NQSO) program, where employees may receive value even if the company's stock underperforms a market-based index.

Q: Has this amendment been endorsed by any corporate governance organizations?

A: Yes. Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, has endorsed Level 3's proposal to reserve an additional 50,000,000 shares for its Stock Plan. ISS makes its determination by measuring the total cost of the compensation program. This is measured by considering the total dollar cost of all previously awarded grants under the Stock Plan combined with all potential future grants under the Stock Plan per the proposed amendment in the proxy. Additionally, ISS looks at potential voting power dilution. The total cost of the company's Stock Plan is then compared to peer companies within the industry to determine if the Stock Plan proposal should be approved.

Q: What is Level 3's compensation philosophy?

A: We believe it is important to provide a work environment that encourages each individual to perform to his or her potential, one that facilitates cooperation toward shared goals, and one where employee-owner's interests are aligned with the interests of our external stockholders. We also believe that short-term financial rewards alone are not sufficient to attract and retain the most highly qualified employees, and as such, we have an equity-based, long term incentive program that is tied to the performance of our stock.

Today, our long-term incentive program consists of two equity-based programs, an indexed option program currently referred to as the Outperform Stock Option
(OSO) program, and a stock purchase plan referred to as the Shareworks program.

Our OSO program has been the primary component of Level 3's long-term incentive program. Under the OSO program, employee-owners are eligible for OSO grants on a quarterly basis. Each OSO has an Initial Strike Price on the date of grant that is then adjusted over time (the "Adjusted Strike Price") to reflect the performance of the S&P500 Index. At the date of exercise, the Adjusted Strike Price is then compared to Level 3's common stock price.

A traditional NQSO program sometimes rewards employees even if their company's stock price performance is inferior to investments of similar risk. In contrast, our employee-owners do not receive value from their OSOs unless Level 3's common stock outperforms the S&P 500 Index between the OSO grant date and the OSO exercise date.

The Shareworks program enables employee-owners to purchase Level 3 common stock with up to 7% of their cash compensation, with a matching contribution by the company that vests after three years. The Shareworks program also enables employee-owners to receive annual stock grants at the discretion of the company's Board of Directors.


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Q: Can you explain how the concept of outperformance works?

A: Outperformance is measured by the performance of Level 3's stock price in percentage terms relative to the performance of the S&P 500 Index during any given period of time. Specifically, outperformance is the increase in the price of a share of Level 3 common stock form the date of grant until the date of exercise, relative to the increase in the S&P500 Index.

Employee-owners only realize value from an OSO if Level 3's stock outperforms the S&P 500 Index between the date of grant and the date of exercise. If Level 3's common stock outperforms the S&P500 Index, the value of each OSO is based on a formula that involves a multiplier. The multiplier varies depending upon the amount of outperformance, and currently ranges from zero to eight. Under extreme outperformance scenarios, Level 3 could issue up to 8 shares of common stock to settle the exercise of one OSO. Under such a scenario, the external stockholders in the aggregate would receive approximately 75% of the outperformance value and the employee-owners would have received approximately 25% of the outperformance value. The company has the option to settle OSO exercises with the issuance of common stock or with cash.

Q: Has Level 3's compensation philosophy changed?

A: No. From the beginning, employee ownership has been a fundamental underpinning of our company. We believe employee-owners outperform employees who do not have such equity participation opportunities because they have a vested interest in company success. We believe employee-owners should share in the value they create, but only after we have provided a market-based return to our stockholders. Our focus continues to be on total compensation, and we emphasize performance-based incentives. We believe in rewards based on results and recognize that, over the long term, results are best measured by stock price. Our compensation programs are heavily biased toward Level 3's success - rewards may be substantial, but only if our stock outperforms the market from the grant date to the date of exercise.

While our compensation philosophy has not changed, we continually monitor and adjust specific aspects of our program design as needed to ensure it continues to operate in the best interests of our company under a wide range of market conditions. As a result, we may modify our compensation program in the future.

Q: What is an example of how the valuation is derived mathematically for one
OSO?

A: Each OSO is an award of long term equity based compensation that only has value when Level 3's stock price outperforms the S&P500 Index. Each OSO has an initial strike price based on the current price of Level 3's common stock at the time of grant. The initial strike price is adjusted over time (the "Adjusted Strike Price"), until the exercise date, in an amount equal to the percentage appreciation or depreciation in the value of the S&P500 Index from date of grant to date of exercise. The value of an OSO increases for increasing levels of outperformance. There is a multiplier for each OSO that currently ranges from zero to eight depending upon the performance of Level 3 stock price relative to the S&P500 Index as set forth in the table below:


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If Level 3 stock outperforms        Then the pre-multiplier gain(1)
the S&P500 Index by:                is multiplied by a success multiplier of:
--------------------                -----------------------------------------
0% or less                          0.00
1% but less than 11%                Outperformance percentage multiplied by 8/11
11% or more                         8.00

(1) The pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

Example One

     Assumptions
     -----------
     OSO has an initial strike price of $5.00.
     OSO is exercised 4 years from grant date (OSOs expire at the end of 4 years from grant date).
     S&P500 Index appreciates 12% per year.
     Level 3 common stock price appreciates 10% per year.

     Results
     -------
     Level 3 common stock price would be $7.32 at the end of 4 years.
     Adjusted Strike Price of the OSO would be $7.87 at the end of 4 years.
     In this example, there is no value associated with this OSO, as Level 3 common stock has underperformed the S&P 500 Index by an average of 2% per year and the OSO expires at the end of four years without any value.

Example Two

     Assumptions
     -----------
     OSO has an initial strike price of $5.00.
     OSO is exercised 2.5 years from issue date (we are assuming a 2.5 year life for the OSO in this example as that is our historical average).
     S&P500 Index appreciates 13% per year.
     Level 3 common stock price appreciates 24% per year.

     Results
     -------
     Level 3 common stock price will be $8.56 at the end of 2.5 years. Adjusted Strike Price of the OSO will be $6.79 at the end of 2.5 years. The pre-multiplier gain associated with this OSO is $1.77.
     The applicable multiplier is 8.0 as Level 3 common stock has outperformed the S&P 500 Index by an average of 11% per year.
     Total value of this OSO would be $14.16 (8 * $1.77).
     In this example, Level 3 would issue 1.7 shares of common stock ($14.16 divided by $8.56 s) to settle this OSO exercise.

Q: Why is a multiplier appropriate?

A: The multiplier that is applicable for an OSO at any given time is dependent upon the relative performance of Level 3's common stock versus the S&P500 Index. The higher the outperformance of Level 3's common stock, the higher the multiplier that is in effect for that


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OSO. Given that very few companies outperform the S&P500 Index consistently by an appreciable amount, we believe this risk/reward ratio is appropriate.

The Compensation Committee of the Board of Directors administers and makes all determinations under the Stock Plan, and among other things, determines the type, extent and terms of the awards to be granted.

Q: Why is Level 3's stock price a factor in the number of OSOs that are granted?

A: As Level 3's stock price has declined, the theoretical dollar value of each individual OSO decreased as well. In order to maintain market-based overall compensation levels, the company issued more OSOs, but at a lower value at the time of grant. Going forward, the company intends to award long term, equity-based incentives in an aggregate amount such that at least approximately 75% of any outperformance value would accrue to the external stockholders of Level 3, and approximately 25% of the outperformance value would accrue to the employee-owners.

Q: How does Level 3 set equity-based long term incentive targets for its employee-owners?

A: We have and will continue to look at third party market surveys to determine overall market compensation practices and compensation levels. Equity-based long term compensation can be delivered through a variety of programs such as NQSO grants, Restricted Stock awards, or outperform stock options. Level 3 primarily uses OSOs to deliver long term equity-based incentives to its employee-owners.

Today, OSO pools are established each quarter and those pools are then translated into individual targets. Positions within our company are currently assigned to band levels based on the relative degree to which the employee-owner performing that job can affect our company's performance. Employee-owner's OSO targets are currently based on band level and individual performance consistent with past practice. The company intends to set OSO targets based on an aggregate number of OSOs to be granted versus a theoretical dollar value as we did in the past. This will appropriately control the percentage of outperformance value we share with employee-owners under all growth scenarios and, therefore, will appropriately control potential dilution. We believe this is consistent with how other organizations set long term incentive targets. While some organizations have historically set long term incentive targets in terms of dollar values, most companies, like Level 3, have recently moved to managing grants according to a fixed pool of options.

Q: What is a C-OSO?

A: A C-OSO is a convertible outperform stock option. The company adopted a C-OSO program in July 2000 as an extension of its existing OSO program. A C-OSO offers similar features to those of an OSO, but provides an employee-owner with the greater of the value of a single share of the company's stock at exercise, or the calculated value of one single OSO at the time of exercise.


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Q: Why doesn't Level 3 have a more traditional stock option plan?

A: While there may be times when it is appropriate to use traditional stock options, we don't anticipate going in this direction on a broad basis. Traditional plans tend to pay employees even in situations where the company's common stock underperforms the broader market, and when stockholders would have been better served investing in a different company, or even an index fund.

Q: How has Level 3 historically settled OSO exercises?

A: The company has used shares of common stock that were approved in December 1997. The number of shares originally approved was 35 million shares, which was automatically increased to 70 million shares in August 1998 as a result of our dividend of one share for each outstanding share at that time.

Q: What do you mean by "reserved" shares?

A: Stockholders must authorize the number of shares that are allocated to the Stock Plan. These are called "reserved" shares. They are not actually issued, but "reserved" to use to settle awards under the Stock Plan. These reserved shares may never be issued if Level 3's stock price performance does not exceed levels defined in the Stock Plan.

Q: Of the original 70 million shares reserved, how many shares does Level 3 still have available to use for the Stock Plan?

A: As of May 31, 2002, the company has approximately 51 million shares available for its use in connection with the exercise of awards under the Stock Plan.

Q: Why does Level 3 require an additional 50 million shares to be reserved for the Stock Plan now?

A: Under reasonable stock price performance scenarios, the previously reserved shares should be sufficient to settle the exercise of all granted awards under the Stock Plan. However, under more extreme stock price performance scenarios, we might not have enough shares reserved under the plan to settle all awards that have been granted. We believe that an additional 50 million shares are sufficient to satisfy the settlement of existing and future equity-based, long term incentive awards.

Q: What will Level 3 do if the stockholders do not approve the 50 million shares?

A: If no additional shares are reserved, the Board of Directors believes Level 3's compensation program would have to be redesigned. Such redesign could result in our using more of the company's cash on hand, and cash generated by our business, for compensation. We believe such alternatives would not be in the best interests of the company, and prefer to continue to have a compensation program that includes equity-based incentives. In the event we continue to issue OSO-type awards, and are unable to settle exercises with the issuance of shares, we would be


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


required to settle the exercise of these awards with available cash, which could, in the case of extreme stock performance, require the use of a significant amount of cash.

We continue to believe that current employee-owners as well as the highly qualified candidates we seek to hire, place particular emphasis on equity-based programs, and it is possible a compensation program going forward that emphasizes cash payments and de-emphasizes equity-based programs will not allow the company to adequately attract, retain and motivate these employee-owners.

Q: What steps has Level 3 taken to address the possibility of having to use cash to settle exercise under the Stock Plan?

A: We addressed this issue by reducing the overall number of OSOs granted. However, given the rapid changes in the market and the overall volatility of the stock, these changes were not enough.

In order to minimize the possibility of Level 3 having to use cash to settle OSOs or C-OSOs that have previously been granted, the management team and Board of Directors determined that in addition to asking for additional shares to be reserved for the Stock Plan to cover even extreme growth scenarios and future grants, they would voluntarily restrict their ability to exercise certain OSOs and C-OSOs in order to minimize any cash liability the company might incur. Jim Crowe, Doug Bradbury and non-employee members of the Board of Directors have voluntarily restricted their ability to exercise all of the OSOs and C-OSOs that were granted to them during 2001 and the first quarter of 2002. In addition, Kevin O'Hara, Buddy Miller, and all of the Group Vice Presidents that make up the senior management team in the company have voluntarily restricted their ability to exercise the vast majority of the OSOs and C-OSOs that were granted to them during 2001 and the first quarter 2002. These voluntary restrictions are revocable by the Board of Directors, at its discretion.

Q: What is the dilution that could occur if the Stock Plan proposal is approved?

A: If Level 3's common stock does not outperform the S&P500 Index from the grant date to exercise date, there is no dilution because the OSOs and C-OSOs would not have any value. Actual dilution will depend on the degree to which Level 3 outperforms the S&P 500 index. However, the maximum dilution that could occur assuming Level 3's stock outperforms the S&P500 Index would be approximately 20%. This can be derived by dividing total new common stock that could be issued as a result of exercises from grants under the Stock Plan by the then total outstanding shares of common stock. Therefore, maximum dilution, if Level 3 were to use all shares reserved would be approximately 20%.

Q: Isn't the OSO plan different from other stock option plans with respect to dilution?

A: Traditional stock option plans award a single option at a strike price that is typically the market price on the date of the option grant. If that company's stock price increases, the stock option can be exchanged for one share of stock. Thus, there is a one-to-one ratio between the number of stock options issued, and the potential dilution created by the shares issued when the option is exercised.


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The OSO plan is different in that employee-owners do not receive any value, and thus no shares are issued and no dilution is created unless Level 3 stock outperforms the S&P500 Index from the grant date of the OSO to the exercise date of the OSO. If the company does outperform the S&P 500 index, each OSO can be worth multiple shares of Level 3 common stock - depending upon the amount of outperformance - up to 8 shares of stock. The dilution created by an OSO is based on the degree to which we outperform the S&P 500 Index. The more our stock price outperforms the S&P 500 Index, the higher the multiplier and the higher the dilution.

An OSO is also different from an NQSO as one OSO has a higher theoretical value than one NQSO. Since the theoretical value of one OSO is greater than the theoretical value of one NQSO, if Level 3 were to have issued NQSOs to its employee-owners rather than OSOs, the number of NQSOs granted would be significantly higher than the number of OSOs granted in order to achieve an equivalent total compensation value awarded.

We believe we have created an equity-based compensation plan that better aligns the interests of our employee-owners with the interests of our external stockholders. We do not deliver any value to our employee-owners until the Level 3 common stock price passes a hurdle of the S&P500 Index growth prior to the OSO having any value.

Q: Wouldn't Level 3's stock performance have to beat the S&P 500 Index by extreme amounts to use all the stock currently available for the Stock Plan?

A: Yes. Unless our stock price performance exceeds that of the S&P 500 by a substantial amount, in the range of over 100% outperformance per year, we would not use shares in excess of the 51 million shares already reserved. However, we feel it is appropriate to ensure that the company has shares reserved in advance for past and future grants, as it is certainly possible we could achieve high levels of outperformance that would require the issuance of more shares than we currently have reserved.

Q: Does Level 3 grant OSOs to Corporate Software or Software Spectrum employees?

A: At this time, we have not extended our OSO program to the broad employee population of these two companies, which are now subsidiaries of Level 3. However, we continue to assess long-term incentive plans for these employees that are competitive for their specific labor market.

Q: Why did the CEO and other executives receive a special, year-end OSO award?

A: The Compensation Committee desired to provide meaningful, long term, equity-based incentives for the achievement of specific objectives that were completed during 2001. These objectives included restructuring Level 3's sales strategy, completing a tender offer to repurchase $1.7 billion of face amount of debt, achieving significant operational improvements, and reducing costs by approximately 40 percent. The positive achievement of these and other objectives resulted in a special year-end OSO award to Jim Crowe, Kevin O'Hara, Doug Bradbury and Buddy Miller. These OSOs currently have a three year cliff vesting schedule, but revert to a normal two year vesting schedule retroactively if the Compensation Committee determines that they have successfully accomplished the Program as described in the proxy.


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Q: In summary, why is it important to support this proposal?

A: We believe that our future results are largely the product of the caliber and performance of our employee-owners. It is critical to our continued success to retain and motivate these employee-owners, and key to that effort is our compensation program. We believe our OSO program aligns the interests of our employee-owners with the interests of our external stockholders and as such, we ask stockholders to support the proposal to reserve 50,000,000 additional shares for our Stock Plan.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Level 3 offers services primarily to communications intensive companies, which deliver their services over the Level 3 Network. Its Web address is www.Level3.com.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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